Exhibit 99.1
NanoString Provides Preliminary Financial and Operational Highlights for Fourth Quarter and FY 2020
- Q4 Product and Service Revenue of $35.7 Million, Including GeoMx Revenue of $12.2 million, Exceeding High End of Guidance Ranges -
- Over 180 Cumulative GeoMx Orders as of Year End -
SEATTLE - January 10, 2021 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today reported preliminary financial and operational highlights for the fourth quarter and fiscal year ended December 31, 2020.
“2020 was a transformative year for NanoString, with researchers embracing spatial biology as a key modality, and NanoString as the leader in the field with over 180 GeoMx instruments ordered by customers to date. We had a strong finish to the year with revenue exceeding expectations in every category, including a sequential doubling in demand for GeoMx DSP consumables,” said Brad Gray, President and CEO of NanoString. “With the expected 2021 launches of our Whole Transcriptome Atlas for GeoMx and a Technology Access Program for our new Spatial Molecular Imager, we believe we have a compelling portfolio of spatial biology solutions to offer researchers in this growing total addressable market.”
Operational Highlights
Spatial Biology
•Updated spatial biology strategic roadmap and long-term product vision at 2020 Investor and Analyst Day
•Unveiled the Spatial Molecular Imager, a new spatial biology platform capable of measuring expression of 1,000+ genes at single-cell and sub-cellular resolution
•Updated spatial biology total addressable market estimates, to approximately $12 billion across all product segments
•Announced that spatially resolved transcriptomics had been selected by leading scientific journal Nature Methods as their 2020 “Method of the Year”
GeoMx DSP
•Secured cumulative GeoMx orders exceeding 180 since the commencement of commercial launch including more than 25 new orders in Q4
•Installed approximately 30 GeoMx systems in Q4, increasing the GeoMx installed base to approximately 130 systems as of December 31, 2020
•Generated $2.8 million in GeoMx consumables revenue in Q4, a 100% sequential increase as compared to the third quarter of 2020
•Secured a record of 87 new GeoMx TAP project orders in Q4, of which 37 will use our Whole Transcriptome Atlas with Next Generation Sequencing readout
nCounter
•Concluded 2020 with an nCounter installed base of approximately 950 systems, an increase of approximately 13% over fiscal year 2019
•Recorded significant milestone of continued research momentum for nCounter platform, with total scientific publications now exceeding 4,000

Financial Highlights
For the fourth quarter of 2020, product and service revenue is expected to be $35.7 million, exceeding the upper end of the company’s guidance range of $31 to $34 million. Expected fourth quarter product and service revenue includes nCounter revenue of $23.5 million, exceeding the upper end of the Company’s nCounter revenue guidance of $21 to $23 million, and GeoMx revenue of $12.2 million, exceeding the upper end of the Company’s GeoMx revenue guidance of $10 to $11 million.
Product and service revenue for the full year 2020 is expected to be $111.4 million, including $76.5 million of nCounter revenue and $34.9 million of GeoMx revenue.
Cash and short-term investments totaled approximately $440 million as of December 31, 2020.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company’s nCounter® Analysis System is used in life sciences research and has been cited in more than 4,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s GeoMx® Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of fourth quarter and fiscal year 2020 operating results and financial condition, expectations for demand for our products and growth in our business, the expected launch of our Whole Transcriptome Atlas for GeoMx and a Technology Access Program for our Spatial Molecular Imager technology, the impact of new products and expansion into new markets and the growth trajectory of our nCounter and GeoMx franchises. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risk that our actual financial results for the three months and year ended December 31, 2020 differ from the estimates presented in this news release; market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768